                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 )*

                              Sterling Vision, Inc.

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    859727109
                                 (CUSIP Number)

Check the following box if a fee is being paid with this Statement ( ). (A fee is not required only if the filing person:(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 pages

CUSIP NO.: 859727109                                                Page 2 of 5
                                       13G

          1                 NAME OF REPORTING PERSON
                            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Dr. Alan Cohen
                            ###-##-####

          2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

                                                     (a)   [ ]
                                                     (b)   [ ]
          3                 SEC USE ONLY

          4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                            United States of America

NUMBER OF        5          SOLE VOTING POWER
SHARES
                            1,131,990

BENEFICIALLY     6          SHARED VOTING POWER
OWNED BY
                            -0-

EACH             7          SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                 1,131,990

                 8          SHARED .DISPOSITIVE POWER

                                  -0-

          9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                            REPORTING PERSON
                            1,131,990 shares of Common Stock, $.01 par value

         10                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                            EXCLUDES CERTAIN SHARES*
                                                                / /

         11                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                            9.1%

         12                 TYPE OF REPORTING PERSON*
                            IN

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO.: 859727109                                                Page 3 of 5
                                       13G

Item 1.

                  (a) Name of Issuer: Sterling Vision, Inc.

                  (b) Address of Issuer's Principal Executive Offices:


                           1500 Hempstead Turnpike
                           East Meadow, New York 11554

Item 2.

                  (a) Name of Person Filing: Dr. Alan Cohen

                  (b) Address of Principal Business Office, or, if none,
                      Residence:

                           1500 Hempstead Turnpike
                           East Meadow, New York 11554

                  (c) Citizenship:  United States of America

                  (d) Title of Class of Securities:  Common Stock, $0.1
                      par value ("Common Stock")

                  (e) CUSIP Number:  859727109

Item 3. Statements Filed Pursuant to Rules 13d-1(b) or 13d-2(b):
                      Not applicable.

Item 4. Ownership:

                  (a)  Amount Beneficially Owned:  1,131,990

                  (b)  Percent of Class: 9.1%

                  (c)  Number of Shares as to which such Person has:

                       (i)   sole power to vote or to direct the vote:
                                 1,131,990

                       (ii)  shared power to vote or to direct the vote:
                                 -0-

                       (iii) sole power to dispose or to direct the
                             disposition of: 1,131,990

                       (iv) shared power to dispose or to direct the disposition of: -0-

CUSIP NO.: 859727109                                                Page 4 of 5
                                       13G

Item 5.           Ownership of Five Percent or Less of a Class:
                  Not applicable.


Item 6. Ownership of More than Five Percent on Behalf of Another Person: Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: Not applicable.

Item 8.           Identification and Classification of Members of the
                  Group: Not applicable.

Item 9.           Notice of Dissolution of Group: Not applicable.

Item 10.          Certification:   Not applicable.

CUSIP NO.: 859727109                                                Page 5 of 5
                                       13G

                                                  Signature:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  February 10, 1997
                                  ---------------------------------
                                  Date

                                  /s/Alan Cohen
                                  ---------------------------------
                                  Signature

                                  Alan Cohen
                                  ---------------------------------
                                  Name/Title